  Exhibit 99.1
For Immediate Release

LightPath Technologies Reports Financial Results for
Fiscal 2021 Third Quarter

Revenues Set New Quarterly Record by Exceeding $10 Million for First Time in Company History

ORLANDO, FL – May 6, 2021 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2021 third quarter ended March 31, 2021.

Fiscal 2021 Third Quarter and Nine Months Financial Results Highlights:

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Revenue for the third quarter of fiscal 2021 of $10.7 million, an increase of 23% from the prior year period.
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First nine months of fiscal 2021 revenue of $30.1 million, an increase of 17% from the prior year period.
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Total backlog at end of the third quarter of fiscal 2021 of $19.5 million, compared to $22.8 million at the end of the third quarter of fiscal 2020.
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Gross margin as a percentage of revenue was 36% in the third quarter of fiscal 2021, which reflects yield inefficiencies on many new lenses moving into production volume, as compared to 46% in the third quarter of fiscal 2020.
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First nine months of fiscal 2021 gross margin of 38%, compared to 40% in the prior year period.
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Net loss for the third quarter of fiscal 2021 was $223,000, compared to net income of $816,000 in the third quarter of fiscal 2020.
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Net loss for first nine months of fiscal 2021 was $272,000, compared to net income of $210,000 in the prior year period.
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EBITDA* for the third quarter of fiscal 2021 was $1.1 million, compared to $1.9 million in the third quarter of fiscal 2020.
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EBITDA for first nine months of fiscal 2021 was $3.5 million, compared to $3.7 million in the first nine months of fiscal 2020.
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Capital expenditures were approximately $2.7 million for the first nine months of fiscal 2021, compared to $1.5 million for the first nine months of fiscal 2020.
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Total debt, including finance leases, was reduced by 8% or approximately $482,000 in the first nine months of fiscal 2021.
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Cash and cash equivalents of $5.9 million as of March 31, 2021 increased over 10% as compared to $5.4 million as of June 30, 2020.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Sam Rubin, President and Chief Executive Officer of LightPath, stated, “Our long-term growth plans are beginning to deliver their intended results with revenues in the fiscal 2021 third quarter reaching the highest level for any quarter in our history. This marks the second consecutive quarter in which we set a new record for quarterly revenues. This long-term strategy should be viewed in the context of a series of steps implemented in shorter durations with each resulting in changes to the Company’s culture, approach to the market, and financial and operational performance.

“My initial focus after being appointed CEO of LightPath early last year, was to assess the Company’s strengths, weaknesses and capabilities – all while dealing with a global pandemic. Soon after my appointment, we developed and began implementing our new strategy with an orientation towards driving growth through providing engineered solutions. This new direction for the Company led to the strong revenue growth we reported today. Among our other achievements, from the beginning of the fiscal year through the end of the third quarter, our cash increased by 10% even as we reduced our debt by 8% and funded capital expenditures at nearly 80% more than the prior year period. Our investments have been focused on ways to better serve larger multinational customers and higher volume production requirements. To this end, we increased global production capacity and capabilities to accommodate our many new design wins and contracts for larger volumes. This also is evident by our customer base diversification and the increase in unit volume that grew by 37% in the first nine months of the year to a record of nearly 3.3 million lenses.

“The growth in sales is fueling the Company and further driving the need for additional changes and improvements. In turn, this has led to the next step of our transformation which requires the strengthening and expanding of our leadership team. During and following the end of the fiscal third quarter, we announced a series of management appointments, including our new Chief Financial Officer, new Vice President of Operations, and new General Manager of our China subsidiaries, with corresponding one-time expenses for the associated changeover as we put our new team in place. Now, the focus is turning towards the operations, efficiencies and overall performance. Similar to the efforts that led to our initial top line growth in this fiscal year, which took a couple of quarters to be realized, our shareholders should expect a period of adjustments with the new leadership team until we begin more fully experiencing the intended results of operational optimization.

“As we report another record performance for quarterly revenues and further improvement in our balance sheet, we are energized with a strengthened management team to lead us through our next phase of growth. This anticipated growth is on an organic basis that feeds from the many secular trends requiring high volume photonics solutions and will leverage our strategy for closer collaboration as a valued partner to our customers. In addition, we intend to pursue select acquisitions to augment our product lines and manufacturing capabilities.”

Financial Results

Revenue

Three months ended March 31, 2021, compared to three months ended March 31, 2020

Revenue for the third quarter of fiscal 2021 was approximately $10.7 million, an increase of approximately $2.0 million, or 23%, as compared to $8.7 million in the same period of the prior fiscal year. Sales of infrared (“IR”) products comprised 60% of the Company’s consolidated revenue in the third quarter of fiscal 2021, as compared to 50% of consolidated revenue in the same period of the prior fiscal year. Visible precision molded optics (“PMO”) product sales represented 36% of consolidated revenues in the third quarter of fiscal 2021, as compared to 44% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 3% of consolidated revenue in the third quarter of fiscal 2021, as compared to 6% in the same period of the prior fiscal year.

Revenue generated by IR products was approximately $6.5 million in the third quarter of fiscal 2021, an increase of 50%, as compared to $4.3 million in the same period of the prior fiscal year. The increase in revenue is driven by sales of both molded and diamond-turned IR products to customers in the industrial market as well as the defense market. Demand for IR products, including proprietary BD6 material, has continued to increase.

Revenue generated by PMO products was approximately $3.9 million for the third quarter of both fiscal 2021 and fiscal 2020, increasing approximately $53,000, or 1%. The modest increase in our PMO revenue is primarily due to softening in sales to customers in the telecommunications market, which we believe to be temporary, as customers align their inventory levels to the next phase of their 5G rollout. Demand for PMO lenses for the 5G infrastructure buildout remains steady, although the Company did experience a slowdown in orders from certain customers for the quarter.

Revenue generated by specialty products was approximately $334,000 in the third quarter of fiscal 2021, a decrease of approximately $227,000, or 41%, compared to $561,000 in the same period of the prior fiscal year. This decrease is primarily related to sales of legacy specialty products during the third quarter of fiscal 2020 which contracts did not repeat in the third quarter of fiscal 2021.

Nine months ended March 31, 2021, compared to nine months ended March 31, 2020

Revenue for the first nine months of fiscal 2021 was approximately $30.1 million, an increase of approximately $4.3 million, or 17%, as compared to $25.9 million in the same period of the prior fiscal year. Sales of IR products comprised 53% of the Company’s consolidated revenue in the first nine months of fiscal 2021, as compared to 51% of consolidated revenue in the same period of the prior fiscal year. Visible PMO product sales represented 43% of consolidated revenues in the first nine months of fiscal 2021, as compared to 42% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenue in the first nine months of fiscal 2021, as compared to 7% in the same period of the prior fiscal year.

Revenue generated by IR products was approximately $16.0 million in the first nine months of fiscal 2021, an increase of approximately $2.7 million, or 21%, as compared to approximately $13.3 million in the same period of the prior fiscal year. Revenue growth for IR products is led by an increase in sales of molded IR products, including lenses made with the Company’s new BD6 material, particularly to customers in the industrial market. The increased demand for molded IR products continues to be driven in large part by fever detection products. Demand for industrial applications, firefighting and other public safety applications also continues to be strong.

Revenue generated by PMO products was approximately $12.9 million for the first nine months of fiscal 2021, as compared to $10.7 million in the same period of the prior fiscal year, an increase of approximately $2.2 million, or 20%. The increase in revenue is primarily attributed to an increase in sales to customers in the telecommunications market, as well as the commercial and defense markets.

Revenue generated by specialty products was approximately $1.2 million in the first nine months of fiscal 2021, a decrease of approximately $658,000, or 35%, compared to $1.9 million in the same period of the prior fiscal year. This decrease is primarily related to non-recurring engineering (“NRE”) project revenue as well as sales of certain legacy specialty products in the first nine months of fiscal 2020 which did not recur in the first nine months of fiscal 2021.

Cost of Sales and Gross Margin

Three months ended March 31, 2021, compared to three months ended March 31, 2020

Gross margin in the third quarter of fiscal 2021 was approximately $3.9 million, a decrease of 3%, as compared to approximately $4.0 million in the same period of the prior fiscal year. Total cost of sales was approximately $6.8 million for the third quarter of fiscal 2021, compared to $4.7 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 36% for the third quarter of fiscal 2021, compared to 46% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the mix of products sold in each respective period and yields and efficiencies pertaining to newly launched production lines. IR products, which typically have lower margins than our PMO products, comprised 60% of revenue for the third quarter of fiscal 2021, as compared to 50% of revenue for the third quarter of fiscal 2020. Gross margin as a percentage of revenue also continues to be impacted by initial volume deliveries of new products and sales contracts. The acceleration of new lenses moving into the volume production stage, and alignments required for orders from the increasing number of new customers, resulted in traditional start-up inefficiencies, which negatively impacted margins but which issues are expected to be reduced as the respective programs mature. The mix of IR product sales for the third quarter of fiscal 2021 was heavily weighted toward volume production orders, some of which consisted of products that the Company only recently started producing in mass, and for which some yield issues have been experienced in connection with BD6 coatings, which increased costs. The Company has been resolving these technical issues as they occur which is expected to bring manufacturing efficiencies to a level similar to its existing products.

Nine months ended March 31, 2021, compared to nine months ended March 31, 2020

Gross margin in the first nine months of fiscal 2021 was approximately $11.4 million, an increase of 10%, as compared to approximately $10.3 million in the same period of the prior fiscal year. Total cost of sales was approximately $18.7 million for the first nine months of fiscal 2021, compared to $15.5 million for the same period of the prior fiscal year. The increases in gross margin and cost of sales are primarily driven by the increase in sales. Gross margin as a percentage of revenue was 38% for the first nine months of fiscal 2021, compared to 40% for the same period of the prior fiscal year. Margins for PMO products have remained consistently strong, however margins for IR products have been below target levels due to the many new lines going into production. During the first nine months of fiscal 2021, the Company began high-volume delivery of several key OEM projects, which orders consisted of products with both molded as well as diamond turned BD6 material. As is typical of scaling new products into volume production, a number of technical challenges have been experienced, both related to the fabrication of the components, as well as some of the value-added activities such as coating and assembly. While such early-stage problems are common, the Company has been in the process of resolving the issues as they occur, which will subsequently improve production yields and elevate the products to their target gross margin levels.

Operating Expenses

Three months ended March 31, 2021, compared to three months ended March 31, 2020

During the third quarter of fiscal 2021, total operating expenses were approximately $3.7 million, an increase of $788,000, or 27%, as compared to $2.9 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $550,000, or 24%, as compared to the same period of the prior fiscal year. The increase is primarily due to approximately $194,000 of legal fees and consulting expenses associated with the hiring of new employees and termination of several employees of the Company’s Chinese subsidiaries, LightPath Optical Instrumentation (Shanghai) Co., Ltd. (“LPOI”) and LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) after determining that they had engaged in malfeasance and conduct adverse to the interests of the Company, including efforts to misappropriate certain of the Company’s proprietary technology. The employment terminations occurred in April 2021, and as such, additional legal fees, consulting expenses and severance expenses associated with these terminations will be incurred in the three months ended June 30, 2021. In addition, the Company recorded additional stock compensation expenses of approximately $84,000 as certain restricted stock units (“RSUs”) vested upon the retirement of a director. The director had also deferred receipt of the shares of Class A common stock underlying the vested RSUs until his retirement. The remaining increase in SG&A costs as compared to the same period of the prior fiscal year is due to increases in personnel-related costs associated with a moderate increase in headcount. New product development costs increased by approximately $228,000, or 55%, as compared to the same period of the prior fiscal year. This increase was primarily due to the addition of engineering employees and outside services in order to support the demand for optical design.

Nine months ended March 31, 2021, compared to nine months ended March 31, 2020

During the first nine months of fiscal 2021, total operating expenses were approximately $10.5 million, an increase of $1.7 million, or 19%, as compared to $8.8 million in the same period of the prior fiscal year. SG&A costs were approximately $8.0 million during the first nine months of fiscal 2021, an increase of approximately $1.2 million, or 18%, as compared to the same period of the prior fiscal year. The increase is primarily due to approximately $400,000 of additional compensation to the Company’s former Chief Executive Officer. Also contributing to the increase are the aforementioned expenses associated with the termination of several employees in China, and the additional director stock compensation recorded during the three months ended March 31, 2021. The remaining increase in SG&A costs as compared to the same period of the prior fiscal year is due to increases in personnel-related costs associated with a moderate increase in headcount, as well as an increase in outside consulting services for projects related to operational improvements. New product development costs increased by approximately $312,000, or 24%, as compared to the same period of the prior fiscal year. This increase was primarily due to the addition of engineering employees and outside services in order to support the demand for optical design.

Other Income (Expense)

Interest expense was approximately $53,000 and $166,000 for the three and nine months ended March 31, 2021, respectively, as compared to $85,000 and $273,000 for the three and nine months ended March 31, 2020, respectively. The decrease in interest expense is due to lower interest rates and a 7% reduction in the Company’s total debt from March 31, 2020 to March 31, 2021.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $17,000 in the third quarter of fiscal 2021, compared to gains of $14,000 for the third quarter of fiscal 2020. These foreign currency transaction amounts had no impact on basic and diluted earnings or loss per share for the third quarter of fiscal 2021 or the third quarter of fiscal 2020. For the first nine months of fiscal 2021, LightPath recognized foreign currency transaction losses of $38,000, compared to $363,000 for the first nine months of fiscal 2020. These foreign currency transaction losses had no impact on basic and diluted loss per share for the first nine months of fiscal 2021, and a $0.01 unfavorable impact on basic and diluted earnings per share for the first nine months of fiscal 2020.

Income Taxes

During the third quarter of fiscal 2021, income tax expense was approximately $308,000, compared to approximately $203,000 for the same period of the prior fiscal year, primarily related to income taxes from the Company’s operations in China. Income taxes for the third quarter of fiscal 2021 also included Chinese withholding taxes of $100,000 associated with intercompany dividend declared by the Company’s Chinese subsidiary LPOIZ and payable to LightPath as its parent company.

During the first nine months of fiscal 2021, income tax expense was approximately $984,000, as compared to approximately $674,000 for the same period of the prior fiscal year, primarily related to income taxes on the income generated by LPOIZ. Income taxes for the first nine months of fiscal 2021 and the first nine months of fiscal 2020 also included Chinese withholding taxes of $400,000 and $200,000, respectively, associated with intercompany dividends declared by LPOIZ during the respective periods. While these repatriation transactions resulted in some additional Chinese withholding taxes, LPOIZ currently qualifies for a reduced Chinese income tax rate; therefore, the total income tax on those earnings was still lower than it would have been using the normal income tax rate.

LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $74 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

Net Income (Loss)

Net loss for the third quarter of fiscal 2021 was approximately $223,000, or $0.01 basic and diluted loss per share, compared to net income of $816,000, or $0.03 basic and diluted earnings per share, for the third quarter of fiscal 2020. The decrease in net income for the third quarter of fiscal 2021 as compared to the same period of the prior fiscal year was primarily attributable to the lower gross margin and increased SG&A costs, including approximately $280,000 related to expenses incurred in connection with the termination of several employees of LPOIZ and LPOI and the recognition of stock compensation expense related to the retirement of a director, as well as increased new product development costs. These differences reduced operating income by approximately $900,000 for the third quarter of fiscal 2021 as compared to the same period of the prior fiscal year. In addition, there was an unfavorable difference of approximately $104,000 in the provision for income taxes.

Net loss for the first nine months of fiscal 2021 was approximately $272,000, or $0.01 basic and diluted loss per share, compared to net income of $210,000, or $0.01 basic and diluted earnings per share, for the first nine months of fiscal 2020. The decrease in net income for the first nine months of fiscal 2021 as compared to the same period of the prior fiscal year was primarily attributable to increased SG&A costs, including approximately $680,000 related to additional compensation paid to the Company’s former Chief Executive Officer, expenses incurred for the termination of several employees of LPOIZ and LPOI and the recognition of stock compensation expense related to the retirement of a director, as well as increased new product development costs. These expense increases were partially offset by the approximately $1.1 million increase in gross margin, resulting in a net decrease in operating income of approximately $606,000 for the first nine months of fiscal 2021, as compared to the same period of the prior fiscal year. In addition, there was an unfavorable difference of approximately $310,000 in the provision for income taxes. These unfavorable differences were partially offset by a favorable difference of approximately $325,000 in foreign exchange gains and losses.

Weighted-average common shares outstanding were 26,366,651, basic and diluted, in the third quarter of fiscal 2021, compared to 25,858,155 and 27,569,844, basic and diluted, respectively in the third quarter of fiscal 2020. Weighted-average common shares outstanding were 26,153,839, basic and diluted, in the first nine months of fiscal 2021, compared to 25,840,881 and 27,349,303, basic and diluted, respectively, in the first nine months of fiscal 2020. The increase in the weighted-average basic common shares was due to the issuance of shares of Class A common stock (i) under the Employee Stock Purchase Plan, (ii) upon the exercises of stock options, and (iii) underlying vested RSUs.

EBITDA

EBITDA for the third quarter of fiscal 2021 was approximately $1.1 million, compared to $1.9 million for the same period of the prior fiscal year. The decrease in EBITDA in the third quarter of fiscal 2021 was attributable to lower gross margin and increased SG&A costs, including approximately $280,000 of expenses incurred related to certain director and personnel matters that occurred during the period as discussed above, as well as increased new product development costs.

EBITDA for the nine months ended March 31, 2021 was approximately $3.5 million, compared to $3.7 million for the same period of the prior fiscal year. The decrease in EBITDA in the first nine months of fiscal 2021 is primarily attributable to increased SG&A costs, including approximately $680,000 of expenses incurred related to certain officer, director, and personnel matters that occurred during the period as discussed above, and increased new product development costs. These increased costs were partially offset by a favorable difference of approximately $325,000 in foreign exchange gains and losses.

EBITDA is a non-GAAP financial measure. A disclaimer and reconciliation are provided below.

Liquidity and Capital Resources

Cash and cash equivalents totaled approximately $5.9 million as of March 31, 2021, compared to approximately $5.4 million at June 30, 2020. Cash provided by operations was approximately $3.1 million for the first nine months of fiscal 2021, as compared to approximately $1.9 million in the first nine months of fiscal 2020. The improvement in cash flows during the first nine months of fiscal 2021 is due to improved receivables and inventory management, despite the significant increase in sales for the same period as compared to the prior fiscal year period. Also, during the first nine months of fiscal 2020, there were significant non-recurring cash outflows related to restructuring costs which had been accrued during fiscal 2019. The Company expended approximately $2.7 million for investments in capital equipment during the first nine months of fiscal 2021, compared to approximately $1.5 million in the same period of the prior fiscal year. The majority of capital expenditures during the first nine months of fiscal 2021 were related to the continued expansion of IR coating capacity as well as increasing lens pressing and dicing capacity to meet current and forecasted demand.

The current ratio as of March 31, 2021 was 2.8 to 1, compared to 2.9 to 1 as of June 30, 2020. Total stockholders’ equity as of March 31, 2021 was approximately $36.0 million, compared to $34.6 million as of June 30, 2020. The net increase in stockholders’ equity during the first nine months of fiscal 2021 is made up of the net loss, plus adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital, as well as proceeds from the exercise of stock options and foreign currency translation adjustment gains, which are included in other comprehensive income.

Sales Backlog

Historically, LightPath has disclosed sales backlog on a 12-month basis, which examined orders required by customers for delivery within a one-year period. To better align with the Company’s strategic focus on longer-term customer orders and relationships, beginning in fiscal 2021 disclosure is being provided for total backlog and includes all firm orders that are reasonably believed to remain in the backlog and convert into revenues. As of March 31, 2021, LightPath’s total backlog was $19.5 million, a decrease of 14% as compared to $22.8 million as of March 31, 2020. Compared to the end of fiscal 2020, our total backlog decreased by 11% during the first nine months of fiscal 2021. The decrease in backlog during the third quarter of fiscal 2021 is the result of the record high sales level for the quarter and the Company’s increased production capacity, while no major contracts renewed during the quarter. In addition, we received fewer new orders from a large telecommunications customer, which orders are typically renewed each quarter. We believe this to be a temporary slowdown, as inventory levels are aligned to the next phase of the 5G rollout.

Historically, it is in the second quarter of each fiscal year that the Company receives the renewal of a large annual contract for IR products, which is typically shipped against beginning in the fiscal third quarter. The timing of other contract renewals may not be as consistent, and may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

The Company continues to experience a growing demand for IR products used in the industrial, defense, and first responder sectors. Demand for IR products continues to be fueled by interest in lenses made with the Company’s new BD6 material. The Company expects to maintain moderate growth in its visible PMO product group by continuing to diversify and offer new applications under a competitive pricing structure; however, the Company believes that the terminations of certain of management employees of its Chinese subsidiaries, LPOIZ and LPOI, and the transition to new management personnel could adversely impact the domestic sales in China over the next one to two quarters, which would affect potential growth in the Company’s PMO lens business for that period.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 6, 2021 at 4:30 p.m. ET to discuss its financial and operational performance for its fiscal 2021 third quarter ended March 31, 2021.

Date: Thursday, May 6, 2021
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth210506.html

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 20, 2021. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10155633.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Jordan Darrow
Darrow Associates, Inc.
Tel: 512-551-9296
jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$5,940,699	$5,387,388
Trade accounts receivable, net of allowance of $11,984 and $9,917	6,158,709	6,188,726
Inventories, net	8,883,283	8,984,482
Other receivables	318,820	132,051
Prepaid expenses and other assets	487,937	565,181
Total current assets	21,789,448	21,257,828

Property and equipment, net	13,304,537	11,799,061
Operating lease right-of-use assets	1,208,692	1,220,430
Intangible assets, net	5,864,152	6,707,964
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	659,000	659,000
Other assets	27,737	75,730
Total assets	$48,708,471	$47,574,918
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,196,823	$2,558,638
Accrued liabilities	1,389,101	992,221
Accrued payroll and benefits	2,132,585	1,827,740
Operating lease liabilities, current	849,169	765,422
Loans payable, current portion	934,185	981,350
Finance lease obligation, current portion	242,417	278,040
Total current liabilities	7,744,280	7,403,411

Finance lease obligation, less current portion	108,412	279,435
Operating lease liabilities, noncurrent	656,535	887,766
Loans payable, less current portion	4,209,008	4,437,365
Total liabilities	12,718,235	13,007,977

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 26,565,926 and 25,891,885
shares issued and outstanding	265,659	258,919
Additional paid-in capital	231,243,062	230,634,056
Accumulated other comprehensive income	1,815,482	735,892
Accumulated deficit	(197,333,967)	(197,061,926)
Total stockholders’ equity	35,990,236	34,566,941
Total liabilities and stockholders’ equity	$48,708,471	$47,574,918

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Revenue, net	$10,701,362	$8,708,981	$30,132,505	$25,860,823
Cost of sales	6,797,605	4,696,805	18,748,220	15,528,549
Gross margin	3,903,757	4,012,176	11,384,285	10,332,274
Operating expenses:
Selling, general and administrative	2,805,829	2,255,625	8,009,484	6,796,536
New product development	640,528	412,326	1,620,927	1,309,383
Amortization of intangibles	281,270	281,271	843,812	848,071
Loss (gain) on disposal of property and equipment	9,473	142	8,951	(129,082)
Total operating expenses	3,737,100	2,949,364	10,483,174	8,824,908
Operating income	166,657	1,062,812	901,111	1,507,366
Other income (expense):
Interest expense, net	(52,795)	(85,464)	(166,491)	(273,262)
Other income (expense), net	(28,592)	42,038	(23,075)	(350,571)
Total other income (expense), net	(81,387)	(43,426)	(189,566)	(623,833)
Income before income taxes	85,270	1,019,386	711,545	883,533
Income tax provision	307,834	203,369	983,586	673,556
Net income (loss)	$(222,564)	$816,017	$(272,041)	$209,977
Foreign currency translation adjustment	(373,114)	(244,520)	1,079,590	(47,698)
Comprehensive income (loss)	$(595,678)	$571,497	$807,549	$162,279
Earnings (loss) per common share (basic)	$(0.01)	$0.03	$(0.01)	$0.01
Number of shares used in per share calculation (basic)	26,366,651	25,858,155	26,153,839	25,840,881
Earnings (loss) per common share (diluted)	$(0.01)	$0.03	$(0.01)	$0.01
Number of shares used in per share calculation (diluted)	26,366,651	27,569,844	26,153,839	27,349,303

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

	Class A		Additional	Accumulated Other		Total
	Common Stock Shares	Amount	Paid-in Capital	Comphrehensive Income	Accumulated Deficit	Stockholders’ Equity
Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	3,306	33	10,976		—	11,009
Exercise of stock options, net	207,640	2,076	124,024		—	126,100
Stock-based compensation on stock options & RSUs	—	—	136,849	—	—	136,849
Foreign currency translation adjustment	—	—	—	729,308	—	729,308
Net income	—	—	—	—	97,068	97,068
Balances at September 30, 2020	26,102,831	$261,028	$230,905,905	$1,465,200	$(196,964,858)	$35,667,275
Issuance of common stock for:
Exercise of stock options & RSUs, net	24,530	246	2,488	—	—	2,734
Stock-based compensation on stock options & RSUs	—	—	106,167	—	—	106,167
Foreign currency translation adjustment	—	—	—	723,396	—	723,396
Net loss	—	—	—	—	(146,545)	(146,545)
Balances at December 31, 2020	26,127,361	$261,274	$231,014,560	$2,188,596	$(197,111,403)	$36,353,027
Issuance of common stock for:
Employee Stock Purchase Plan	4,839	48	18,920	—	—	18,968
Exercise of stock options & RSUs, net	433,726	4,337	9,521	—	—	13,858
Stock-based compensation on stock options & RSUs	—	—	200,061	—	—	200,061
Foreign currency translation adjustment	—	—	—	(373,114)	—	(373,114)
Net loss	—	—	—	—	(222,564)	(222,564)
Balances at March 31, 2021	26,565,926	$265,659	$231,243,062	$1,815,482	$(197,333,967)	$35,990,236

Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	13,370	134	12,033	—	—	12,167
Exercise of RSUs, net	4,394	44	(44)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	98,459	—	—	98,459
Foreign currency translation adjustment	—	—	—	53,766	—	53,766
Net loss	—	—	—	—	(1,375,157)	(1,375,157)
Balances at September 30, 2019	25,831,659	$258,317	$230,431,772	$862,284	$(199,304,012)	$32,248,361
Issuance of common stock for:
Exercise of RSUs, net	8,703	87	(87)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	95,441	—	—	95,441
Foreign currency translation adjustment	—	—	—	143,056	—	143,056
Net income	—	—	—	—	769,117	769,117
Balances at December 31, 2019	25,840,362	$258,404	$230,527,126	$1,005,340	$(198,534,895)	$33,255,975
Issuance of common stock for:
Employee Stock Purchase Plan	17,167	171	12,274	—	—	12,445
Exercise of Stock Options & RSUs, net	5,000	50	6,100	—	—	6,150
Stock-based compensation on stock options & RSUs	—	—	68,130	—	—	68,130
Foreign currency translation adjustment	—	—	—	(244,520)	—	(244,520)
Net income	—	—	—	—	816,017	816,017
Balances at March 31, 2020	25,862,529	$258,625	$230,613,630	$760,820	$(197,718,878)	$33,914,197

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(272,041)	$209,977
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,608,472	2,587,315
Interest from amortization of debt costs	13,929	13,929
Gain on disposal of property and equipment	8,951	(129,082)
Stock-based compensation on stock options & RSUs, net	443,077	252,436
Provision for doubtful accounts receivable	(1,632)	9,769
Change in operating lease liabilities	(135,746)	(107,747)
Inventory write-offs to allowance	144,741	37,883
Changes in operating assets and liabilities:
Trade accounts receivable	31,649	(108,222)
Other receivables	(186,769)	353,695
Inventories	(43,542)	(590,415)
Prepaid expenses and other assets	125,237	198,058
Accounts payable and accrued liabilities	339,909	(857,813)
Net cash provided by operating activities	3,076,235	1,869,783

Cash flows from investing activities
Purchase of property and equipment	(2,721,567)	(1,505,021)
Proceeds from sale of equipment	—	186,986
Net cash used in investing activities	(2,721,567)	(1,318,035)

Cash flows from financing activities
Proceeds from exercise of stock options	142,693	—
Proceeds from sale of common stock from Employee Stock Purchase Plan	29,976	24,612
Borrowings on loan payable	275,377	—
Payments on loan payable	(554,102)	(436,013)
Repayment of finance lease obligations	(206,644)	(315,638)
Net cash used in financing activities	(312,700)	(727,039)
Effect of exchange rate on cash and cash equivalents and restricted cash	511,343	(47,697)
Change in cash and cash equivalents and restricted cash	553,311	(222,988)
Cash and cash equivalents, beginning of period	5,387,388	4,604,701
Cash and cash equivalents, end of period	$5,940,699	$4,381,713

Supplemental disclosure of cash flow information:
Interest paid in cash	$151,537	$262,607
Income taxes paid	$787,289	$441,982

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net income (loss)	$(222,564)	$816,017	$(272,041)	$209,977
Depreciation and amortization	917,308	827,095	2,608,472	2,587,315
Income tax provision	307,834	203,369	983,586	673,556
Interest expense	52,795	85,464	166,491	273,262
EBITDA	$1,055,373	$1,931,945	$3,486,508	$3,744,110
% of revenue	10%	22%	12%	14%